EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Hudson Holding Corporation on Form S-8 (File No. 333-150432) with respect to our audits of the consolidated financial statements of Hudson Holding Corporation as of March 31, 2008 and 2007 and for the years ended March 31, 2008 and 2007, appearing in the Annual Report on Form 10-K of Hudson Holding Corporation for the year ended March 31, 2008. We also consent to the reference to our firm under the heading “Experts” in such Prospectuses.

/s/ Eisner LLP
Eisner LLP
New York, New York
June 26, 2008